The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 3, 2016.

Preliminary Pricing Supplement No. U1509
To the Underlying Supplement dated May 4, 2015,

Product Supplement No. I dated May 4, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 March 3, 2016
$ Fixed to Floating Rate Securities due April 1, 2019 Linked to the Performance of the CMS Curve and the Russell 2000® Index

General

•	The securities do not guarantee any return of principal at maturity.

•	We will pay interest at an Interest Rate (i) from and including the Settlement Date to but excluding March 30, 2017, expected to be between 5.00% and 6.00% per annum (to be determined on the Trade Date) and (ii) from and including March 30, 2017 to but excluding the Maturity Date, for each day that the closing level of the Russell 2000® Index is greater than or equal to 70% of the Initial Level, a variable rate per annum equal to 7 times the difference, if any, between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate, as determined on the Reference Rate Determination Date at the start of the related quarterly Interest Period; subject to the Maximum Contingent Interest Rate of 7.00% per annum and the Minimum Contingent Interest Rate of 0.00% per annum.

•	Investors should be willing to lose some or all of their investment if a Knock-In Event occurs.

•	Senior unsecured obligations of Credit Suisse maturing April 1, 2019. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities are expected to price on or about March 28, 2016 (the “Trade Date”) and are expected to settle on or about March 31, 2016 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-4 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $980.00 per $1,000 principal amount of securities, and CSSU or any other agent will forgo any fees with respect to such sales.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $20.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $940.00 and $970.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

March , 2016

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Index:	The Russell 2000® Index. For more information on the Reference Index, see “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement. The Reference Index is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Accrual Barrier and Knock-In Level:
Reference Index	Ticker	Initial Level	Accrual Barrier	Knock-In Level
Russell 2000® Index	RTY <Index>
Reference Rate:

The CMS Curve, which is the 30-Year Constant Maturity Swap Rate (“30CMS”) minus the 2-Year Constant Maturity Swap Rate (“2CMS”), expressed as a percentage.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

30-Year Constant Maturity Swap Rate:	On any U.S. Government Securities Business Day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page <ICESWAP1> or any successor page thereto at 11:00 a.m. New York City time on that day. ICE Benchmark Administration Limited is the benchmark administrator of the 30-Year CMS Rate, and the official name of the 30-Year CMS Rate is the “30-Year ICE Swap Rate.”
2-Year Constant Maturity Swap Rate:	On any U.S. Government Securities Business Day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page <ICESWAP1> or any successor page thereto at 11:00 a.m. New York City time on that day. ICE Benchmark Administration Limited is the benchmark administrator of the 2-Year CMS Rate, and the official name of the 2-Year CMS Rate is the “2-Year ICE Swap Rate.”
Reference Rate Fallback Provisions:	If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ICESWAP1 Page on any day on which the Reference Rate must be determined, such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.
Interest Rate:	For each Interest Period, we will pay interest at an Interest Rate of:
•	from and including the Settlement Date to but excluding March 30, 2017 (the “Fixed Interest Rate Period”): expected to be between 5.00% and 6.00% per annum (to be determined on the Trade Date)
•	from and including March 30, 2017 to but excluding the Maturity Date (the “Contingent Floating Interest Rate Period”):
A variable rate per annum, subject to the Minimum Contingent Interest Rate and the Maximum Contingent Interest Rate, equal to:
Leverage Factor × Reference Rate × (n/N)

where,

n is the number of Accrual Days during such Interest Period; and

N is the total number of calendar days during such Interest Period.

The Reference Rate applicable to an Interest Period will be determined on the related Reference Rate Determination Date.

The interest payment, if any, in respect of such Interest Payment Date, for each $1,000 principal

1

amount of the securities, would then be equal to (i) $1,000 multiplied by the Interest Rate per annum divided by (ii) 4.

Beginning March 30, 2017, it is possible that you could receive little or no interest on the securities. If, on the related Reference Rate Determination Date, the Reference Rate is equal to or less than the Minimum Contingent Interest Rate, interest will accrue at a rate of 0.00% for that Interest Period. In addition, if on any day during the Contingent Floating Interest Rate Period, the Reference Index Closing Level is less than the Accrual Barrier, interest will accrue at a rate of 0.00% per annum for that day. Therefore, in order to accrue interest on any day during the Contingent Floating Interest Rate Period, both (i) the Reference Rate must be greater than the Minimum Contingent Interest Rate on the related Reference Rate Determination Date and (ii) the Reference Index Closing Level must be greater than or equal to the Accrual Barrier.

Leverage Factor:	7
Maximum Contingent Interest Rate:	7.00% per annum for each Interest Period during the Contingent Floating Interest Rate Period
Minimum Contingent Interest Rate:	0.00% per annum
Interest Payment Dates:	Interest, if any, will be paid on the 30th day of each June, September, December and March, beginning on (and including) June 30, 2016, and ending on the Maturity Date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest Periods:	There are 12 quarterly Interest Periods. The first Interest Period will be from and including the Settlement Date to and excluding the first Interest Payment Date. Each subsequent Interest Period will be from but including such Interest Payment Date to but excluding the following Interest Payment Date.
Accrual Day:	A calendar day on which the Accrual Condition is satisfied.
Accrual Condition:

The Accrual Condition will be satisfied on a calendar day if, and only if, the Reference Index Closing Level is greater than or equal to the Accrual Barrier on that calendar day.

For purposes of determining whether the Accrual Condition is satisfied on any calendar day, if the Reference Index Closing Level is not available for any reason on that day (including weekends and holidays), the Reference Index Closing Level will be the same as the closing level on the immediately preceding calendar day. In addition, for all calendar days from and including the third-to-last scheduled trading day in an Interest Period to and including the last calendar day of that Interest Period, the Reference Index Closing Level will not be observed and will be assumed to be the same as on such third day.

Reference Index Closing Level:

On any calendar day for the Reference Index, the level of the Reference Index determined by the calculation agent at the time at which the index sponsor of the Reference Index calculates the Reference Index Closing Level to be published of the Reference Index on such calendar day; provided that the Reference Index Closing Level for any day from and including the third scheduled trading day prior to the related Interest Payment Date for any Interest Period shall be the Reference Index Closing Level in effect on such third scheduled trading day prior to such Interest Payment Date; provided further that if a market disruption event with respect to the Reference Index occurs on any calendar day (other than the Trade Date or the Valuation Date) or if any such calendar day is not a trading day, the Reference Index Closing Level for such calendar day will be the Reference Index Closing Level on the immediately preceding trading day on which no market disruption event has occurred.

Accrual Barrier:	70% of the Initial Level (to be determined on the Trade Date).
Redemption Amount:	At maturity, the Redemption Amount you will be entitled to receive will depend on the performance of the Reference Index and whether a Knock-In Event occurs. The Redemption Amount will be determined as follows:
• If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the

2

securities you hold multiplied by the sum of one plus the Reference Index Return. In this case, the Redemption Amount will be less than $700 per $1,000 principal amount of securities. You could lose your entire investment.
• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Reference Index Return:	The Reference Index Return will equal the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level – Initial Level Initial Level
Knock-In Event:	A Knock-In Event will occur if the Final Level is less than the Knock-In Level.
Knock-In Level:	The Knock-In Level will be approximately 70% of the Initial Level (to be determined on the Trade Date).
Initial Level:	The Reference Index Closing Level on the Trade Date. In the event that the closing level for the Reference Index is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level:	The Reference Index Closing Level on the Valuation Date.
Valuation Date:	The third scheduled trading day prior to the Maturity Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Reference Rate Determination Dates:	For each Interest Period, two (2) U.S. Government Securities Business Days prior to the start of such Interest Period.
U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Maturity Date:	April 1, 2019, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
CUSIP:	22546VYG5

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Hypothetical Redemption Amounts and Interest Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, in the case of Table 1, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Reference Index Returns and, in the case of Table 2, a range of hypothetical interest payments for a given Interest Period. Table 1 and Examples 1, 2 and 3 assume that the Knock-In Level is 70% of the Initial Level. Table 2 assumes that the Leverage Factor is 7, the Minimum Contingent Interest Rate is 0.00%, the Maximum Contingent Interest Rate is 7.00% and the hypothetical Interest Period has 90 calendar days. The actual Knock-In Level, Leverage Factor, Minimum Contingent Interest Rate and Maximum Contingent Interest Rate will be determined on the Trade Date.

The hypothetical Redemption Amounts and interest payments set forth below are provided for illustration purposes only. The actual Redemption Amount will depend on whether a Knock-In Event occurs and on the Final Level. The actual interest payments relating to any Interest Payment Date during the Contingent Floating Interest Rate Period will depend on the Reference Rate and the number of Accrual Days during each Interest Period. It is not possible to predict whether a Knock-In Event will occur, and, in the event that there is a Knock-In Event, by how much the level of the Reference Index has decreased from the Initial Level to the Final Level. It is also not possible to predict whether you will be paid any interest during the Contingent Floating Interest Rate Period, and in the event that you are paid interest, what the Interest Rate will be for any particular Interest Payment Date.

You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts at Maturity

Percentage Change from the Initial Level to the Final Level	Reference Index Return	Redemption Amount (excluding interest payments)
100.00%	0.00%	$1,000.00
90.00%	0.00%	$1,000.00
80.00%	0.00%	$1,000.00
70.00%	0.00%	$1,000.00
60.00%	0.00%	$1,000.00
50.00%	0.00%	$1,000.00
40.00%	0.00%	$1,000.00
30.00%	0.00%	$1,000.00
20.00%	0.00%	$1,000.00
10.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
−10.00%	−10.00%	$1,000.00
−20.00%	−20.00%	$1,000.00
−30.00%	−30.00%	$1,000.00
−31.00%	−31.00%	$690.00
−40.00%	−40.00%	$600.00
−50.00%	−50.00%	$500.00
−60.00%	−60.00%	$400.00
−70.00%	−70.00%	$300.00
−80.00%	−80.00%	$200.00
−90.00%	−90.00%	$100.00
−100.00%	−100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The level of the Reference Index increases by 20% from the Initial Level to the Final Level. Since the Final Level is not less than the Knock-In Level, a Knock-In Event does not occur. Therefore, the Redemption Amount equals $1,000. Even though the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Reference Index.

Example 2: The level of the Reference Index decreases by 10% from the Initial Level to the Final Level. Even though the Final Level is below the Initial Level, since the Final Level is not less than the Knock-In Level, a Knock-In Event does not occur. Therefore, the Redemption Amount equals $1,000.

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Example 3: The level of the Reference Index decreases by 60% from the Initial Level to the Final Level, so a Knock-In Event occurs. Since the Final Level is less than the Knock-In Level, a Knock-In Event occurs. Therefore, the Redemption Amount is determined as follows:

Reference Index Return	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) −60%
	=	−60%
Redemption Amount	=	$1,000 × (1 + Reference Index Return)
	=	$1,000 × 0.40
	=	$400

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TABLE 2: Hypothetical Interest Rates for a Single Hypothetical Interest Period during the Contingent Floating Interest Rate Period.

Reference Rate	7 times Reference Rate*	Annualized rate of interest paid
		Number of calendar days on which the Reference Index Closing Level is greater than or equal to the Accrual Barrier
		0	15	30	45	60	75	90
-1.6250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.5000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.3750%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.2500%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.1250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.8750%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.7500%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.6250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.5000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.3750%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.2500%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.1250%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.1250%	0.8750%	0.0000%	0.1458%	0.2917%	0.4375%	0.5833%	0.7292%	0.8750%
0.2500%	1.7500%	0.0000%	0.2917%	0.5833%	0.8750%	1.1667%	1.4583%	1.7500%
0.3750%	2.6250%	0.0000%	0.4375%	0.8750%	1.3125%	1.7500%	2.1875%	2.6250%
0.5000%	3.5000%	0.0000%	0.5833%	1.1667%	1.7500%	2.3333%	2.9167%	3.5000%
0.6250%	4.3750%	0.0000%	0.7292%	1.4583%	2.1875%	2.9167%	3.6458%	4.3750%
0.7500%	5.2500%	0.0000%	0.8750%	1.7500%	2.6250%	3.5000%	4.3750%	5.2500%
0.8750%	6.1250%	0.0000%	1.0208%	2.0417%	3.0625%	4.0833%	5.1042%	6.1250%
1.0000%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.1250%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.2500%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.3750%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.5000%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.6250%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.7500%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.8750%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
2.0000%	7.0000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%

* Subject to the Minimum Contingent Interest Rate of 0.00% and the Maximum Contingent Interest Rate of 7.00% per annum

If 30CMS is less than or equal to 2CMS on the applicable Reference Rate Determination Date, the Contingent Floating Interest Rate will be the Minimum Contingent Interest Rate of 0.00% and no interest will accrue on the securities for such Interest Period regardless of the total number of calendar days in the Interest Period on which the Reference Index Closing Level is greater than or equal to the Accrual Barrier.

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Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Rate and the Reference Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid interest payments. If the Final Level is less than the Knock-In Level, you will be fully exposed to any depreciation in the Reference Index. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Reference Index has decreased from the Initial Level to the Final Level.

Furthermore, even if you receive your principal amount at maturity you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	DURING THE CONTINGENT FLOATING INTEREST RATE PERIOD, THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments for the entire term of the securities. The amount of interest payments you receive, if any, during the Contingent Floating Interest Rate Period, will depend on the Reference Rate and the performance of the Reference Index during the term of the securities. The variable rate per annum for any quarterly interest depends on (i) the whether the Reference Rate is greater than the Minimum Contingent Interest Rate and (ii) the number of days, if any, that the Reference Index Closing Level is greater than or equal to the Accrual Barrier during the applicable Interest Period. If either of these conditions is not satisfied on any calendar day, the applicable interest payment, for the following Interest Payment Date, will be made at a rate that is less, and possibly significantly less, than the applicable Interest Rate. For example, even if on each calendar day during an Interest Period the Reference Index Closing Level is greater than or equal to the Accrual Barrier, no interest payment will be paid on the related Interest Payment Date if the Reference Rate is equal to or below the Minimum Contingent Interest Rate on the related quarterly Reference Rate Determination Date. Accordingly, there can be no assurance that you will receive an interest payment on any Interest Payment Date during the contingent floating interest rate period. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the interest payments are variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the interest payments could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupon payments and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupon payments over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

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•

THE HIGHER POTENTIAL YIELD OR LOWER KNOCK-IN LEVEL OFFERED BY THE SECURITIES IS ASSOCIATED WITH A REFERENCE RATE OR A REFERENCE INDEX WITH GREATER EXPECTED VOLATILITY AND THEREFORE GREATER RISK THAT THE SECURITIES WILL NOT PAY INTEREST ON ONE OR MORE OF THE INTEREST PAYMENT DATES, OR THAT YOU MIGHT LOSE SOME OR ALL OF YOUR INVESTMENT AT MATURITY — “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Rate or Reference Index. The greater the expected volatility with respect to the Reference Index on the Trade Date, the higher the expectation as of the Trade Date that the Reference Index could close below the Knock-In Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected on a higher yield. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include (i) the risk that the interest payments you receive will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity and (ii) the risk that you would lose some or all of your principal amount at maturity if a Knock-In Event occurs. The volatility of the Reference Rate and the Reference Index are important factors affecting these risks. Further, a relatively lower Knock-In Level may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. Greater expected volatility of the Reference Rate and/or the Reference Index as of the Trade Date may contribute to the higher yield potential or lower Knock-In Level, but would also represent a greater expected likelihood as of the Trade Date that you will receive low or no interest payments on the securities or lose some or all of your principal at maturity. You should be willing to accept the downside market risk of the Reference Rate and/or the Reference Index and the potential to lose some or all of your principal at maturity.

•	IF THERE ARE NO ACCRUAL DAYS IN ANY INTEREST PERIOD DURING THE CONTINGENT FLOATING INTEREST PAYMENT PERIOD, WE WILL NOT PAY ANY INTEREST ON THE SECURITIES FOR THAT INTEREST PERIOD AND THE MARKET VALUE OF THE SECURITIES MAY DECREASE SIGNIFICANTLY — It is possible that the Reference Rate will be less than the Minimum Contingent Interest Rate or that the Reference Index Closing Level will be less than the Accrual Barrier for one or more days during any quarterly Interest Period during the Contingent Floating Interest Rate Period. In this case, the Interest Rate for that quarterly Interest Period may be less than it would have been if the Reference Rate was greater than the Minimum Contingent Interest Rate and the Reference Index Closing Level was equal to or greater than the Accrual Barrier, and may be zero. In addition, to the extent that the Reference Rate is less than the Minimum Contingent Interest Rate on the applicable Reference Rate Determination Date or that the Reference Index Closing Level is less than the Accrual Barrier on any number of days during the Interest Period, the market value of the securities may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your securities at such time.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS INTEREST PAYMENTS, AT MATURITY — The securities will not pay more than the principal amount, plus interest, at maturity, regardless of the performance of the Reference Index or Reference Rate. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Reference Index. Assuming the securities are held to maturity and the term of the securities is exactly 3 years, the maximum amount payable with respect to the securities is expected to be between $1,190 and $1,200 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

•

THE AMOUNT OF INTEREST PAYABLE ON THE SECURITIES IN ANY QUARTER DURING THE CONTINGENT FLOATING INTEREST RATE PERIOD IS CAPPED — The Interest Rate on the securities for each quarterly Interest Period during the Contingent Floating Interest Rate Period is capped for that quarter at the Maximum Contingent Interest Rate of 7.00% per annum, and, due to the Leverage Factor, you will not get the benefit of any increase in the Reference Rate above a level of 1.00% (to be determined on the Trade Date). Therefore, the maximum quarterly interest payment you can receive during the Contingent Floating Interest Rate Period will be approximately $17.50 for each $1,000 stated principal amount of securities (assuming that the interest payment period contains 90 calendar days and the relevant year contains 360 calendar days; the actual quarterly interest payments will depend on the actual number of calendar days in the relevant Interest Period and

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year). Accordingly, you could receive less than 7.00% per annum interest for any given full year in the Contingent Floating Interest Rate Period even when the Reference Rate increases substantially in a quarterly Interest Period during that year if the Reference Rate in the other months in that year does not also increase substantially, or if the Reference Index Closing Level is not at or above the Accrual Barrier on any day during the Interest Period so that you do not accrue interest with respect to such day, as you will not receive the full benefit of the increase in the Reference Rate in the outperforming quarter due to the interest rate cap.

•

ANY INTEREST PAYMENT FOR ANY INTEREST PERIOD DURING THE CONTINGENT FLOATING INTEREST RATE PERIOD WILL DEPEND ON BOTH THE REFERENCE RATE AND THE REFERENCE INDEX CLOSING LEVEL DURING THE APPLICABLE INTEREST PERIOD — If, on the related Reference Rate Determination Date, the Reference Rate is equal to or less than the Minimum Contingent Interest Rate, no interest will accrue for that Interest Period. In addition, if on any day during the Contingent Floating Interest Rate Period, the Reference Index Closing Level is less than the Accrual Barrier, interest will accrue at a rate of 0.00% per annum for that day. Therefore, in order to accrue interest on any day during the Contingent Floating Interest Rate Period, both (i) the Reference Rate must be greater than the Minimum Contingent Interest Rate on the related Reference Rate Determination Date and (ii) the Reference Index Closing Level must be greater than or equal to the Accrual Barrier. There is no way to predict how these measures will perform in the future, nor whether they will move in tandem or in opposite directions. As a result, the return on the securities (the effective yield to maturity) may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other debt securities of ours.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH BOTH THE REFERENCE RATE AND THE REFERENCE INDEX, AND MAY BE NEGATIVELY AFFECTED BY ADVERSE MOVEMENTS IN EITHER REGARDLESS OF THE PERFORMANCE OF THE OTHER — The amount of any interest payments you receive during the Contingent Floating Interest Rate Period will depend on the performance of both the Reference Rate and the Reference Index. It is impossible to predict whether the Reference Rate and the Reference Index will rise or fall or what their relationship will be. The scenario in which the securities pay the greatest interest is that in which both the Reference Rate remains consistently greater than the Minimum Contingent Interest Rate and the Reference Index Closing Level remains consistently greater than or equal to the Accrual Barrier. In all other scenarios—(i) where the Reference Rate remains consistently equal to or less than the Minimum Contingent Interest Rate, regardless of the level of the Reference Index; or (ii) where the Reference Index Closing Level remains consistently less than the Accrual Barrier, regardless of the Reference Rate — the securities will pay little or no interest during the Contingent Floating Interest Rate Period. In addition, because the interest payments are dependent on two individual factors, there is a greater chance that the Reference Rate will be equal to or less than the Minimum Contingent Interest Rate on the related Reference Rate Determination Date or the Reference Index Closing Level will be less than the Accrual Barrier on any calendar day during the Contingent Floating Interest Rate Period.

•	THE REFERENCE INDEX CLOSING LEVEL FOR EACH DAY FROM AND INCLUDING THE THIRD TRADING DAY PRIOR TO EACH INTEREST PAYMENT DATE WILL BE THE REFERENCE INDEX CLOSING LEVEL FOR SUCH THIRD DAY — The Reference Index Closing Level for each day from and including the third calendar day prior to each Interest Payment Date will be the Reference Index Closing Level for such third day. Therefore, if the Reference Index Closing Level on that calendar day is less than the Accrual Barrier, the Accrual Condition will not be satisfied in respect of those three days. This will be the case even if the Reference Index Closing Level as actually calculated on any of those days was greater than or equal to the Accrual Barrier.

•	IF THE REFERENCE RATE AND/OR THE REFERENCE INDEX CLOSING LEVEL IS NOT AVAILABLE FOR ANY REASON ON AN CALENDAR DAY (INCLUDING WEEKENDS, HOLIDAYS AND THE VALUATION DATE), THE REFERENCE RATE AND/OR THE REFERENCE INDEX CLOSING LEVEL, AS APPLICABLE, FOR SUCH CALENDAR DAY WILL BE THE SAME AS ON THE IMMEDIATELY PRECEDING CALENDAR DAY — Because days on which the Reference Rate and/or the Reference Index Closing Level is not available will be the same as on the immediately preceding calendar day, respectively, the relative weighting of such calendar day will be magnified for purposes of determining whether such day qualifies as an Accrual Day. Under these circumstances, if

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an immediately preceding calendar day is not an Accrual Day, each successive day on which the Reference Rate and/or the Reference Index Closing Level is not available will also not qualify as an Accrual Day. As a result, to the extent that such preceding calendar day is not an Accrual Day, such day will have a greater weight in determining the number of Accrual Days during an Interest Period. This could adversely affect the amount of any interest payment during the Contingent Floating Interest Rate Period.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring securities such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction,

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the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of the Reference Rate and the Reference Index on any day during any Interest Period, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Reference Rate and the Reference Index;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Reference Index;

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o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Reference Index, or markets generally and which may affect the levels of the Reference Rate and the Reference Index; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE REFERENCE INDEX — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities comprising the Reference Index.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Reference Index.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect the value of the Reference Rate and Reference Index and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Historical Information

The following graph sets forth the historical performance of the Reference Rate and Reference Index based on the closing levels of the Reference Rate and Reference Index from January 3, 2011 through March 1, 2016. The closing level of the CMS Curve on March 1, 2016 was 1.2714%. The closing level of the Russell 2000® Index on March 1, 2016 was 1054.494. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Reference Rate and Reference Index as an indication of future performance of the Reference Rate and Reference Index or the securities. Any historical trend in the levels of the Reference Rate and Reference Index during any period set forth below is not an indication that the levels of the Reference Rate and Reference Index are more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Russell 2000® Index, see the information set forth under “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement. For additional information about the CMS Curve, see the information set forth in “Key Terms” herein.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts with respect to the Underlyings that are eligible for open transaction treatment in part, but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also

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seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

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Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income. You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31,

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2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent

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of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital

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option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued on or after January 1, 2017, withholding on payments made on or after January 1, 2017 will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method

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resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents propose to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $20.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Credit Suisse